Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Earnings per share for the twelve months ended June 30, 2011 increased by 10.0% over the same period last year
•	Net Income of $559 thousand for the fourth fiscal quarter of 2011 and $2.2 million for the twelve month period ended June 30, 2011
•	Increase of 10.0% in the per share dividend amount paid in the fourth fiscal quarter of 2011 from the previous quarter
•	Non-performing assets decline to $1.8 million, or 0.61% of total assets, at June 30, 2011
•	Total assets increased $36.7 million, or 14.0%, during the twelve months ended June 30, 2011

Minerva, Ohio— August 3, 2011 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported fourth fiscal quarter 2011 earnings per share of $0.27 compared to $0.24 for the previous quarter ended March 31, 2011 and compared to $0.27 for the same period ended June 30, 2010. Net income for the fourth fiscal quarter of 2011 was $559 thousand, an increase of $77 thousand from the previous quarter ended March 31, 2011 and an increase of $11 thousand from the same period last year.

For the twelve months ended June 30, 2011, net income was $2.2 million compared to $2.0 million for the same period last year. Fiscal year-to-date net income per share increased by 10.0% to $1.10 compared to $1.00 for the same period last year. Return on average assets and return on average equity for the twelve months ended June 30, 2011 were 0.80% and 9.21%, respectively, compared to 0.80% and 8.95%, respectively, for the same period last year.

Net interest income for the fourth fiscal quarter of 2011 increased by $188 thousand from the same period last year, with interest income increasing by $40 thousand and interest expense decreasing by $148 thousand. The net interest margin was 4.15% for the current quarter ended June 30, 2011 compared to 4.20% for the previous quarter ended March 31, 2011 and this compares with 4.32% for the same year ago period. The Corporation’s yield on average interest-earning assets was 4.75% for the three months ended June 30, 2011, a decline from 5.24% for the same period last year. The Corporation’s cost of funds decreased to 0.82% for the three months ended June 30, 2011 from 1.19% for the same period last year.

Other income was $421 thousand for the fourth fiscal quarter of 2011 compared with $459 thousand for the quarter ended June 30, 2010. Other income in the fourth fiscal quarter of 2011 was impacted by an additional $170 thousand impairment charge on the Bank’s only trust preferred holding, which had an adjusted amortized cost of $202 thousand as of June 30, 2011. In the fourth fiscal quarter of 2010, other income was impacted by a $130 thousand impairment charge on that same trust preferred holding. Other expenses increased $150 thousand, or 6.6%, for the fourth fiscal quarter of 2011 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated, “we are pleased to have come through the turbulent year with strong earning and asset growth as well as improved asset quality. We shared these successes with our shareholders who realized a ten percent increase in the fourth quarter corporate dividend. Effective management of non-performing assets and reduced exposure to the Bank’s one trust preferred holding contribute to a strong balance sheet. While general economic activity remains slow, there are signs of increased commercial loan demand which will allow a gradual shift from lower yielding investments to higher yielding asset classes.”

Assets at June 30, 2011 totaled $300.1 million, an increase of $36.7 million from June 30, 2010.  From June 30, 2010, total securities increased by $27.6 million, gross loans increased $3.3 million and deposits increased $31.9 million.

Non-performing assets were $1.8 million at June 30, 2011, compared with $2.1 million at March 31, 2011 and $2.4 million at June 30, 2010. Non-performing assets declined to their lowest level in a three year period. Non-performing assets to total assets improved to 0.61% at June 30, 2011 from 0.90% at June 30, 2010.

The allowance for loan losses as a percentage of non-performing loans increased to 118.90% at June 30, 2011 from 97.18% at June 30, 2010. The allowance for loan losses as a percent of total loans at June 30, 2011 decreased to 1.18% from 1.31% for the same period last year as a result of the resolution of several non-performing credits for which the Bank had allocated specific reserves. For the twelve month period ended June 30, 2011, net charge-offs to total loans were 0.34% compared with 0.15% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hartville, Carrollton, Alliance, Lisbon, Louisville, East Canton, Hanoverton and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.
Consolidated Financial Highlights

(Dollars in thousands, except per share data)

	Three Month Period Ended		Twelve Month Period Ended
Consolidated Statements of Income	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Total interest income	$3,209	$3,169	$12,784	$12,610
Total interest expense	418	566	1,916	2,560
Net interest income	2,791	2,603	10,868	10,050
Provision for loan losses	91	91	435	544
Other income	421	459	2,011	2,148
Other expenses	2,414	2,264	9,575	9,048
Income before income taxes	707	707	2,869	2,606
Income tax expense	148	159	621	567
Net income	$559	$548	$2,248	$2,039

Basic earnings per share	$0.27	$0.27	$1.10	$1.00

Consolidated Statements of Financial Condition	June 30, 2011	June 30, 2010
Assets
Cash and cash equivalents	$13,828	$13,806
Certificates of deposit in other financial institutions	4,900	980
Securities, available-for-sale	91,889	64,262
Federal bank and other restricted stocks, at cost	1,186	1,186
Total loans	177,551	174,283
Less: allowance for loan losses	2,101	2,276
Net loans	175,450	172,007
Other assets	12,887	11,152
Total assets	$300,140	$263,393
Liabilities and Shareholders’ Equity
Deposits	$248,246	$216,314
Other interest-bearing liabilities	24,547	21,383
Other liabilities	2,023	1,980
Total liabilities	274,816	239,677
Shareholders’ equity	25,324	23,716
Total liabilities and shareholders’ equity	$300,140	$263,393

	At or For the Twelve Month Period Ended
Performance Ratios:	June 30, 2011	June 30, 2010
Return on Average Assets (Annualized)	0.80%	0.80%
Return on Average Equity (Annualized)	9.21	8.95
Average Equity to Average Assets	8.66	8.92
Net Interest Margin (Fully Tax Equivalent)	4.22	4.28

Market Data:
Book Value to Common Share	$12.35	$11.64
Fiscal YTD Dividends Paid per Common Share	0.41	0.40
Period End Common Shares	2,049,873	2,037,887

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.34%	0.15%
Non-performing Assets to Total Assets	0.61	0.90
ALLL to Total Loans	1.18	1.31